                                                                   EXHIBIT 10.16

- --------------------------------------------------------------------------------



                              OPERATING AGREEMENT

                                      OF

                        NEW YORK - NEW YORK HOTEL, LLC



                                By and Between



                                MGM GRAND, INC.



                                      and


                             PRMA LAS VEGAS, INC.



                                  Dated as of
                               December 26, 1994



- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                   ARTICLE I

                          ORGANIZATION OF THE COMPANY........................  1
1.1    Formation.............................................................  1
1.2    Name..................................................................  1
1.3    Purpose...............................................................  1
1.4    Intent................................................................  2
1.5    Term..................................................................  2
1.6    Title to Property.....................................................  2
1.7    Payments of Individual Obligations....................................  2
1.8    Independent Activities................................................  2
1.9    Transactions with Affiliates..........................................  3
1.10   Expenses of Members...................................................  3
1.11   Guarantee by PRMA.....................................................  3
1.12   Registered Office and Agent for Service of Process....................  3
1.13   Definitions...........................................................  4

                                   ARTICLE II

                      OWNERSHIP AND CAPITAL CONTRIBUTIONS....................  4
2.1    Membership and Percentage Interests...................................  4
2.2    Initial Capital Contributions.........................................  4
2.3    Third Party Financing.................................................  4
2.4    Additional Capital Contributions......................................  5
2.5    Other Matters.........................................................  5

                                  ARTICLE III

                                  ALLOCATIONS................................  5
3.1    Profits...............................................................  5
3.2    Losses................................................................  5
3.3    Special Allocations...................................................  5
3.4    Curative Allocations..................................................  7
3.5    Other Allocation Rules................................................  7
3.6    Tax Allocations:  Code Section 704(c).................................  8

                                  ARTICLE IV

                                 DISTRIBUTIONS...............................  8
4.1    Net Cash Flow.........................................................  8
4.2    Tax Distributions.....................................................  8

                                   ARTICLE V

                                   MANAGEMENT................................  9
5.1    Board of Directors....................................................  9
5.2    Managers.............................................................  13
5.3    Warranted Reliance by Directors and Managers on Others...............  14
5.4    Business Plan........................................................  14
5.5    Insurance............................................................  16
5.6    Unanimous Consent....................................................  17
5.7    Pre-development Matters..............................................  17
5.8    Agreements Regarding Advent Lease and Related PRMA Loans.............  19

                                   ARTICLE VI

                                 INDEMNIFICATION............................  20
6.1    Indemnification: Company Actions, Suits and Proceedings other than by Company...........................................................  20
6.2    Indemnification: Actions, Suits and Proceedings by Company...........  21
6.3    Indemnifications: Scope and Authorization............................  21
6.4    Maintenance of Insurance or Other Financial Arrangements.............  22

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES.....................  22
7.1    In General...........................................................  22
7.2    Representations and Warranties.......................................  22

                                  ARTICLE VIII

                         ACCOUNTING, BOOKS AND RECORDS......................  24
8.1    Accounting, Books and Records........................................  24
8.2    Reports..............................................................  25
8.3    Tax Returns; Information.............................................  25
8.4    Special Basis Adjustment.............................................  25
8.5    Tax Matters Member...................................................  25

                                  ARTICLE IX

                             TRANSFERS OF INTERESTS.........................  26
9.1    Restrictions on Transfers............................................  26
9.2    Permitted Transfers..................................................  26
9.3    Distribution Among Members...........................................  28

                                   ARTICLE X

                       WITHDRAWALS; ACTION FOR PARTITION....................  28
10.1   Waiver of Partition..................................................  28
10.2   Covenant Not to Withdraw or Dissolve.................................  28

                                   ARTICLE XI

                                    BUY-SELL................................  29
11.1   Buy-Sell Offering Notice.............................................  29
11.2   Exercise of Buy-Sell.................................................  29
11.3   Closing..............................................................  29
11.4   Tax Returns..........................................................  31

                                  ARTICLE XII

                            DISSOLUTION AND WINDING UP......................  31
12.1   Liquidating Events...................................................  31
12.2   Winding Up...........................................................  32
12.3   Deemed Distribution and Recontribution...............................  33
12.4   Rights of Members....................................................  33
12.5   Notices of Dissolution...............................................  33

                                  ARTICLE XIII

                                 MISCELLANEOUS..............................  34
13.1   Notices..............................................................  34
13.2   Binding Effect.......................................................  34
13.3   Construction.........................................................  34
13.4   Time.................................................................  34
13.5   Titles and Captions..................................................  34
13.6   Severability.........................................................  34
13.7   Incorporation by Reference...........................................  35
13.8   Further Assurance....................................................  35
13.9   Pronouns and Plurals.................................................  35
13.10  Governing Law........................................................  35

13.11  Counterpart Execution................................................  35
13.12  Loans................................................................  35
13.13  No Third Party Rights................................................  35
13.14  Estoppel Certificates................................................  35
13.15  Usury................................................................  36
13.16  Certain Terminology..................................................  36
13.17  Business Days........................................................  36
13.18  Proposing and Adopting Amendments....................................  36


EXHIBITS
- --------

A   -    Description of Project

                              OPERATING AGREEMENT

                                       OF

                         NEW YORK - NEW YORK HOTEL, LLC
______________________________________________________________________________

          This OPERATING AGREEMENT (this "Agreement") is entered into and shall be effective as of the ____ day of December, 1994, by and among MGM Grand, Inc., a Delaware corporation, ("MGM") as a Member, and PRMA Las Vegas, Inc., a Nevada corporation ("PRMA-LV") as a Member. PRMA-LV is a wholly-owned subsidiary of Primadonna Resorts, Inc., a Nevada corporation ("PRMA").

                                   ARTICLE I

                          ORGANIZATION OF THE COMPANY

          1.1 Formation. MGM and PRMA-LV hereby intend to form and operate a limited liability company (the "Company") pursuant to the provisions of Chapter 86 of the Nevada Revised Statutes (the "Act") and in accordance with, the terms and conditions of this Agreement and the Company's Articles of Organization.
The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with the laws of the State of Nevada including the Nevada Gaming Control Act embodied at Chapter 463 of the Nevada Revised Statutes (the "Gaming Act"). The Members shall promptly make, execute and deliver all filings, disclosures, and other documentation that are required by law (including the Gaming Act, and the regulations promulgated thereunder, and the Act) to enable the Company to comply with all requirements for its continued operation.

          1.2 Name. The name of the Company shall be "New York - New York Hotel, LLC" and all business of the Company shall be conducted in such name or such other name as the Members, from time to time, shall select.
Notwithstanding the foregoing, the Members agree that such name shall be changed to "New York - New York Hotel and Casino, LLC" promptly after the Company (and the Members, as applicable) shall have received all approvals and licenses required under the Gaming Act and the regulations promulgated thereunder for the conduct by the Company of gaming at the Property.

          1.3 Purpose. The purpose of the Company is to acquire, own, develop, mortgage, encumber, hypothecate, lease, sell, maintain, improve, alter, remodel, expand, manage, and otherwise operate and deal with part or all of the Project, including obtaining financing and refinancing for the above purposes, selling, exchanging, transferring, or otherwise disposing of all or any part of the Project and investing and reinvesting any undistributed Company funds pursuant to the terms of this Agreement. The Company shall be operated only for the purpose specified in this Section 1.3. Except as otherwise provided
                          -----------
in this Agreement, the Company shall not engage in any other activity or business and no Member shall have any authority to hold itself out as an agent of another Member in any other business or activity.

          1.4 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a "partnership" for federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a "partnership" for purposes of
Section 303 of the Federal Bankruptcy Code. No Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this
Section 1.4.
- -----------

          1.5 Term. The term of the Company shall commence upon the filing of the Articles of Organization for the Company with the Nevada Secretary of State's Office and shall continue until the earlier of (a) the thirtieth anniversary of such filing, and (b) the date a statement of intent to dissolve the Company is filed in such office. The Company shall dissolve and its affairs shall be wound up in accordance with Section 12 hereof.
                                     ----------

          1.6 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in its individual name or right, and each Member's interest in the Company shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

          1.7 Payments of Individual Obligations. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of a Member.

          1.8 Independent Activities. Each Member shall be required to devote only such time to the affairs of the Company as may be necessary for the proper performance of such Member's duties hereunder. Except to the extent expressly provided to the contrary in this Agreement, neither the Company's Articles of Organization nor this Agreement shall: (a) limit the rights of each Member and its Affiliates, and such Member's and Affiliate's respective officers, directors, employees and stockholders ("Related Persons") to serve other Persons in any capacity, to own interests in other businesses and undertakings, to pursue and engage in other investments, opportunities and activities, and to derive and enjoy profits, compensation and other consideration in respect thereof, whether or not such services, interests, businesses, undertakings, investments, opportunities and activities (collectively, "Other Interests") are similar to or competitive with the business or assets of the Company, (b) afford any Member any right to share in the profits, compensation and other consideration derived from the Other Interests of the other Member or the other Member's Related Persons, or to participate in the Other Interests of the other Member or the other Member's Related Persons, (c) require any Member to disclose to the other Member or the

Company the existence or nature of any such Other Interest, or (d) obligate any Member to first offer any such Other Interest to the other Member or the Company, or allow the other Member or the Company to participate therein.

          1.9 Transactions with Affiliates. To the extent permitted by applicable law and except as otherwise provided in this Agreement (including
Section 5.1(c) hereof), the Chief Executive Officer, when acting on behalf of
- --------------
the Company, is hereby authorized to purchase property and services from, sell property and services to, or otherwise deal with any Member, acting on its own behalf, or any Affiliate of any Member, provided that any such purchase, sale, or other transaction shall be made on terms and conditions which are no less favorable to the Company (including as to price, quality and payment terms) than if the sale, purchase, or other transaction had been entered into with an independent third party. It is anticipated that each Member (or Affiliate of such Member) may possess products, services, or technology which is equal to or better than comparable products, services, or technology available from third parties. In the event the Company acquires such products, services or technology from a Member (or Affiliate of such Member), the price and terms at which the same are supplied shall not be less favorable to the Company in the aggregate than the price and terms available from third parties for similar products, services or technology (even though the Member's (or Affiliate's) products, services or technology is or are superior).

          1.10 Expenses of Members. Except as specifically provided in this Agreement, no Member (or Affiliate of a Member) shall be paid for services rendered to the Company by such Member or such an Affiliate. However, each Member (or Affiliate of a Member) shall be entitled to reimbursement from the Company for actual "out of pocket" expenses reasonably incurred by such Member (or Affiliate) in the furtherance of the Company's business to the extent such expenses are approved by the Board, or were contemplated by a budget approved by the Board, in each case upon the presentation of reasonable supporting documentation of the amount and purpose of such expenses. The legal, accounting, due diligence and investigative fees and expenses relating to the negotiation of this Agreement and gaming licensure fees and costs associated with each Member's individual licensure investigation shall be borne by such Member and not by the Company.

          1.11 Guarantee by PRMA. The obligations of PRMA-LV hereunder are guaranteed by PRMA pursuant to the Unconditional Guaranty executed and delivered concurrently herewith.

          1.12 Registered Office and Agent for Service of Process. The address of the registered office and the principal place of business of the Company, and the name and address of the Company's initial agent for service of process, are as set forth in the Articles of Organization. Such office address and agent may be changed from time to time by the Board. Notwithstanding the foregoing, upon the opening of the completed Project for business, or upon such earlier date as the Board may determine, such address shall be changed to the Project's street address, and the location of such office (and all records that are required to be kept at such office pursuant to the Articles of Organization or the Act) shall be at the Project. The Board shall cause an appropriate certificate of amendment to the Articles of Organization to be duly filed upon any such change of office address or agent.

          1.13 Definitions. Attached to this Agreement immediately following the signature page is a glossary of defined terms (the "Glossary of Defined Terms"). Each capitalized term used in this Agreement either is defined in the Glossary of Defined Terms, or the location of its definition is cross-referenced in the Glossary of Defined Terms.

                                   ARTICLE II

                      OWNERSHIP AND CAPITAL CONTRIBUTIONS

          2.1 Membership and Percentage Interests. The names, addresses, and Percentage Interests of the Members are as follows:

          NAME AND ADDRESS                     PERCENTAGE INTEREST
          -----------------                    -------------------

          MGM Grand, Inc.
          3799 Las Vegas Boulevard South                50%
          Las Vegas, Nevada 89109
          Telecopier No.:  (702) 891-3334

          PRMA Las Vegas, Inc.
          P.O. Box 95997                                50%
          Las Vegas, Nevada 89193-5997
          Telecopier No.:  (702) 874-1554

          2.2 Initial Capital Contributions. The initial Capital Contributions of the Members shall be made in accordance with, and subject to, the terms and conditions set forth in the Contribution Agreement being executed and delivered concurrently herewith.

          2.3 Third Party Financing. Except as otherwise provided herein to the contrary, the Company will obtain, on its own behalf, all additional money and funds necessary, at anytime, to develop, construct, acquire and operate the Property (including the Project). The initial financing for the development and construction of the Project is contemplated to be without recourse to any Member or Related Person of a Member, in an amount not less than Two Hundred and Twenty Million Dollars ($220,000,000.00), and secured solely by the assets of the Company. No Member or Affiliate of a Member shall be required to guaranty or make any other financial commitment with respect to any debt or other obligation of the Company.

          2.4 Additional Capital Contributions. Additional capital contributions may be called for by the Board (but only by the unanimous vote or approval of all Directors), by written demand upon the Members from time to time ("Additional Capital Contributions"). Such Additional Capital Contributions shall be payable in proportion to the Percentage Interests of the Members.

          2.5 Other Matters.

          (a) Except as otherwise provided in this Agreement, no Member shall demand or receive a return of his Capital Contributions or withdraw from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

          (b) No Member shall receive any interest, salary, or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as Member, except as otherwise provided in this Agreement.

                                  ARTICLE III

                                  ALLOCATIONS

          3.1 Profits. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Profits for any Fiscal Year shall be
         --------------------
allocated among the Members in proportion to their Percentage Interests.

          3.2 Losses. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Losses for any Fiscal Year shall be allocated
   --------------------
among the Members in proportion to their Percentage Interests.

          3.3 Special Allocations. The following special allocations shall be made for income tax purposes in the following order:

          (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this
Article III, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section

1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.3(a) is intended to comply with the minimum gain chargeback
     --------------
requirements in the Regulations and shall be interpreted consistently therewith.

          (b) Member Minimum Gain Chargeback.  Except as otherwise provided in
Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(g)(2).
Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.
The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is
                                                          --------------
intended to comply with the minimum gain chargeback requirements in the Regulations and shall be interpreted consistently therewith.

          (c) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their Percentage Interests.

          (d) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations
Section 1.704-2(i)(1).

          (e) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken
            -  -                                           -  -
into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section

1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was
                  -  -
made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
                                                        -  -

          (f) Qualified Income Offset. In the event any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation paragraph (4), (5) or (6) of Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to the Members in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of that Member as quickly as possible.

          3.4  Curative Allocations.  The allocations set forth in Sections
                                                                   --------
3.3(a), 3.3(b), 3.3(c), 3.3(d) and 3.3(e) hereof (the "Regulatory Allocations")
- -----------------------------------------
are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this
        -----------
Article III (other than the Regulatory Allocations), the Chief Financial Officer shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner such officer reasonably determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1 and 3.2
                                                           --------------------
hereof.  In exercising his reasonable judgment and discretion under this Section
                                                                         -------
3.4, the Chief Financial Officer shall take into account future Regulatory
- ---
Allocations under Sections 3.3(a) and 3.3(b) that, although not yet made, are
                  --------------------------
likely to offset other Regulatory Allocations previously made under Sections
                                                                    --------
3.3(c) and 3.3(d).
- -----------------

          3.5 Other Allocation Rules.

          (a) The Members are aware of the income tax and economic consequences of the allocations made by this Article III and hereby agree to be bound by the
                                -----------
provisions of this Article III in reporting their shares of Company income and
                   -----------
loss for income tax purposes.

          (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

          (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are in proportion to their Percentage Interests.

          (d) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Chief Financial Officer shall endeavor not to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt.

          3.6  Tax Allocations:  Code Section 704(c).  In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

          In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value contained in the Glossary of Defined Terms, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

          Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.6 are
                                                           -----------
solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

                                   ARTICLE IV

                                 DISTRIBUTIONS

          4.1  Net Cash Flow.  Except as provided in Section 12.2 hereof, the
                                                     ------------
Chief Financial Officer shall cause all Net Cash Flow, if any, to be distributed to the Members, in proportion to their respective Percentage Interests, not later than the thirtieth (30th) day after the end of each fiscal quarter.

          4.2 Tax Distributions. Within ninety (90) days after the conclusion of each Fiscal Year, the Chief Financial Officer shall determine and provide written notice to the Members of the amount (the "Tax Liability Shortfall Amount"), if any, by which (a) the aggregate federal and Nevada state tax liability (if any) incurred by the Members with respect to the net income of the Company for such preceding Fiscal Year (which tax liability shall be determined by applying the highest effective corporate tax rates then in effect for the Fiscal Year in question), exceeds (b)
                                                                     -------
the aggregate cash distributions made by the Company with respect to such Fiscal Year (including any distributions made to the Members with respect to the final fiscal quarter of such Fiscal Year). Unless otherwise instructed by the Board, the Chief Financial Officer shall use all reasonable efforts to obtain all required lender's consents, or to cause the Company to borrow sufficient funds, to enable the Company to distribute the Tax Liability Shortfall Amount to the Members. Each such distribution shall be made to the Members in accordance with their respective Percentage Interests as soon as practicable after such funds have been obtained. Notwithstanding anything contained herein to the contrary, in no event shall any such borrowing or distribution be obtained or made without the approval of the Board if such action would cause a breach of or an adverse change under any contract or undertaking by which the Company is bound, or to which any of its Property is subject. It is the objective of the Members that while the Tax Liability Shortfall Amount will be determined at the end of each Fiscal Year, to the extent possible and subject to the foregoing, distributions will be made in respect thereof on a quarterly basis to facilitate the Members' ability to make quarterly estimated tax payments with respect to their net income from the Company. At the end of each Fiscal Year as contemplated above, final adjustments shall be made to reflect the actual results of such Fiscal Year, and if required by any lender to the Company, each Member shall immediately repay any excess amounts distributed to it with respect to the Tax Liability Shortfall Amount for such Fiscal Year based on such final adjustment.

                                   ARTICLE V

                                   MANAGEMENT

          5.1 Board of Directors. The Company shall at all times have a board of directors (the "Board") composed of individuals ("Directors") selected by the Members who shall vote on Major Decisions and elect, and oversee the performance of, the Managers.

          (a)  Membership and Voting.

               (i) Membership. The Board will consist of four (4) Directors with two (2) Directors appointed by MGM, and two (2) Directors appointed by PRMA-LV. One of the Directors shall be designated as the "Chairman of the Board." Each Member shall cause its appointed Directors to comply with the terms of this Agreement to be performed by such Directors. Each Member may, at any time, appoint alternate Directors by prior written notice to the other Directors and such alternates will have all the powers of a regular Director in the absence or inability of a regular Director to serve. Each Member will have the power to remove any Director or alternate Director of the Board appointed by it. Vacancies on the Board will be filled by appointment by the Member which appointed the Director previously holding the position which is then vacant. Each Member shall notify the other Member in writing of its initial appointments to the Board within five (5) business days of the execution of this Agreement. The Members may agree to increase or decrease the size of the Board proportionately, from time to time.

              (ii) Voting. Each Director shall have one vote on any decision of the Board. A Director may give his written proxy to another Director to vote on his behalf in his absence. Except as expressly provided to the contrary in this Agreement, all actions of the Board must be approved, directly or by proxy, by a majority of the Directors (whether or not present at the meeting at which such vote occurs).

          (b) Meetings of the Board; Time and Place. Unless otherwise agreed by the Board, regular meetings of the Board shall be held monthly at such time and at such place as the Board shall determine. At such regular meetings, the Managers shall report on the financial performance and condition of the Company on a year-to-date basis (including cash flows, reserves, outstanding loans, and compliance efforts), progress reports on capital projects, including the construction of the Project, and the Business Plan, material contracts entered into, material litigation, marketing efforts and such other matters relevant to the operation of the Company. Special meetings of the Board shall be held on the call of any Director; provided that at least three (3) business days' notice is given to all Directors (unless written waiver of this requirement by all Directors is obtained). A quorum for any Board meeting shall consist of not less than three (3) Directors present either in person or by proxy. The Board may make use of telephones and other electronic devices to hold meetings, provided that each Director simultaneously participates with all of the other Directors with respect to all discussions and votes of the Board. The Board may act without a meeting if the action taken is reduced to writing and approved by the Board in accordance with the other voting provisions of this Agreement. Written minutes shall be taken at each meeting of the Board. However, any action taken or matter agreed upon by the Board shall be deemed final, whether or not written minutes are ever prepared or finalized. Without limitation on the voting and approval requirements set forth in this Article V, the Chairman
                                                       ---------
of the Board shall be entitled to consult with and advise the Managers, from time to time, and shall not be required to call a meeting of the Board to do so.

          (c) Major Decisions. No action shall be taken, sum expended, decision made or obligation incurred by any Manager or Member on behalf of the Company with respect to any matter within the scope of any of the Major Decisions enumerated below, unless approved by the Board. The "Major Decisions" shall mean and consist of the following:

              (i) The approval of each Business Plan and each revision or amendment thereto;

              (ii) The approval of the architectural and engineering plans for the Project and any material modifications thereof;

              (iii) The selection of a firm of independent certified public accountants to perform an annual audit and issue an opinion letter with respect to the financial statements of the Company;

              (iv) Granting to any individual other than a Manager the authority to open and draw checks on bank accounts in the name of the Company, or endorse checks for deposit to such accounts;

              (v) The purchase, sale, lease or other disposition of Company Property, other than as contemplated in the Business Plan, and other than in the ordinary course of the Company's business;

              (vi) Approving all capital expenditures, other than those contemplated in the Business Plan;

              (vii) The incurrence of any indebtedness for borrowed money by, or the refinancing of any indebtedness of, the Company, or the granting of any mortgage, lien or other encumbrance on any of the Company's Property, the giving of any Company guaranty, other than construction guarantees, indemnities and surety bonds given in furtherance of the construction or improvement of the Project;

              (viii) Approving transactions between the Company and a Member or Related Person of a Member, other than those contemplated in the Business Plan;

              (ix)   Selecting and removing any Manager;

              (x) Entering into employment agreements with and determining the compensation of the Managers;

              (xi)   Filing for bankruptcy protection or similar proceedings;

              (xii) Selecting any underwriter, broker, consultant or legal counsel for the Company;

              (xiii) Each other decision or action under this Agreement or the Articles of Organization that requires the approval, consent, determination or agreement of the Board;

provided, however, that a transaction of the type described in clause (v), (vi),
- --------  -------
(vii), (viii) or (xii) above (other than real property leases covering Company Property, which shall always constitute Major Decisions) shall not be a Major Decision if the Chief Executive Officer reasonably anticipates that such transaction will involve an aggregate payment or liability of $300,000 or less; moreover the Chief Executive Officer shall notify the Board if any transaction described in clause (v) is reasonably anticipated to exceed $150,000. In addition, any action by the Company to materially amend, modify, or supplement any document, instrument, transaction or other matter described above as a Major Decision shall require the approval of the Board if the same as so amended, modified or supplemented, would be inconsistent with the terms previously approved with respect thereto by the Board. Notwithstanding the above, the Chief Executive Officer shall have the right and authority to take such actions as he or she, in his or her reasonable judgment, deems necessary for the protection of life or health or the preservation of Company assets if, under the circumstances, in the good faith estimation of the Chief Executive Officer, there is insufficient time to allow the Chief Executive Officer to obtain the approval of the Board to such action and any delay would materially increase the risk to life or health or preservation of assets. The Chief Executive Officer shall notify the Board of each such action contemporaneously therewith or as soon as reasonably practicable thereafter. Such authority shall lapse and terminate upon reduction of such risk to life or health or preservation of assets or upon receipt by the Chief Executive Officer of telephone, facsimile, or written notice from any director on the Board of its disapproval of any or all of the proposed actions. As used herein, "Buy-Sell Major Decision" shall mean any Major Decision of the type described in one or more of clauses (i), (ii), (v), (vi), (vii), (viii),
(ix), (x) and (xi).

          (d) Deadlock Resolution. In the event the Board is deadlocked over a Major Decision that is not a Buy-Sell Major Decision, the Members shall promptly select a mutually acceptable unrelated and independent individual who shall, after good faith discussions with the Board with the objective of arriving at a consensus on the issue in question that is acceptable to a majority of the Directors, resolve the deadlocked matter (including, if necessary, by casting his or her vote in favor of a proposed resolution in the event no such consensus can be reached upon the conclusion of such discussions). In the event the Members cannot agree on the selection of such individual, any Director shall be entitled to request that an official of the local office of the American Arbitration Association ("AAA") appoint such individual, and such Director shall promptly give written notice to the other Directors that such request has been made (whereupon no other Director shall be entitled to make a duplicative request to the AAA). In such event, the official of the AAA shall be instructed to use his or her best efforts to appoint an individual who (i) is of good reputation and possesses a minimum of five (5) years of experience in Las Vegas, Nevada as a senior executive of a gaming company, and (ii) has no prior relationship with or to either Member or the Company. Notwithstanding the foregoing, the Members agree that either of Mr. Thomas Hartley or Mr. Donald McGhie shall be a mutually acceptable individual hereunder. Such appointed individual shall, after good faith discussions with the Board with the objective of arriving at a consensus on the issue in question that is acceptable to a majority of the Directors, resolve the deadlocked matter (including, if necessary, by casting his or her vote in favor of a proposed resolution in the event no such consensus can be reached upon the conclusion of such discussions). The

Company shall indemnify and hold harmless any individual selected or appointed in accordance with the foregoing to the same extent that such Person would be indemnified under Article VI hereof if such Person were a Director of the
                  ----------
Company. In no event, however, shall any such individual be designated or construed to be a Director of the Company. The provisions of this Section 5.1
                                                                   ------- ---
shall be deemed automatically deleted, without the need for approval of any further action to be taken by the Members, upon the date occurring six (6) months after the opening of the Project (the "Deadlock Resolution Flip Date").

          5.2 Managers.

          (a) Management by Managers. The day-to-day management of the Company shall be vested in two (2) or more Managers who shall be elected solely by the Board. No debt may be contracted or liability incurred by or on behalf of the Company, except by one or more of the Managers, subject to the restrictions on its or their authority set forth in Section 5.1. No Director or Member, unless
                                    -----------
also appointed as a Manager, shall participate in the day to day operation of the business affairs of the Company, and if so appointed, shall participate only within the scope of authority of such position as defined in this Agreement.

          (b) Election of Managers by Board. The Company shall have two (2) or more Managers, one of which shall be designated as General Manager and Chief Executive Officer (the "Chief Executive Officer"), and another of which shall be designated as Manager and Chief Financial Officer (the "Chief Financial Officer"). The initial Managers are designated in the Articles of Organization. Each Manager shall be selected by the Board and shall serve at the pleasure of the Board. Any Manager may be removed by the Board at any time with or without cause. Without limitation on the Board's right to select or remove a Manager at any time, the Managers shall be elected at least annually by the Board. Directors who are Managers or candidates to be Manager shall be entitled to vote with respect to each such election, including their own. Each Manager shall serve for a term expiring at the earlier of (i) the Board's determination to terminate such Manager, (ii) the anniversary of such Manager's election, or
(iii) the date on which he or she resigns or becomes disabled and unable to serve. The Members anticipate that the Board will select Managers to render full-time and exclusive services to the Company within a reasonable time prior to the opening of the Project. Until such time, the initial Managers designated in the Articles of Organization shall serve on an interim and non-exclusive basis as "Interim Managers" hereunder. Except for the Interim Managers, (A) Managers shall be compensated solely by the Company, but may retain previously granted stock options or other emoluments from either Member or its respective Affiliates, in such Member's sole and absolute discretion; (B) the Managers, while serving as Managers, shall not be eligible to receive new stock options or other emoluments from either Member or its respective Affiliates; and (C) the Managers are expected to render full-time, exclusive services to the Company, subject only to such exceptions as the Board may approve in its discretion on a case by case basis. A Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interest of Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his or her duties shall not have any liability by reason or being or having been a Manager of the Company.

          (c) Duties of the Chief Executive Officer. The Chief Executive Officer shall be generally responsible for overseeing and managing the business and operations of the Company.

          (d) Duties of the Chief Financial Officer. The Chief Financial Officer shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in his immediate possession or control. The funds of the Company shall not be commingled with the funds of any other Person and the Chief Financial Officer shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company. The bank accounts of the Company shall be maintained in such banking institutions as are approved by the Board and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Board may determine. All funds of the Company shall be invested in accordance with the then applicable Business Plan. The Chief Financial Officer shall also have the duties described in
Article VIII of this Agreement.
- ------------

          5.3 Warranted Reliance by Directors and Managers on Others. In exercising their authority and performing their duties under this Agreement, the Directors and the Managers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

               (i) one or more employees or other agents of the Company whom the Director or Manager, as the case may be, reasonably believes to be reliable and competent in the matters presented; and

               (ii) any attorney, public accountant, or other person as to matters which the Director or Manager, as the case may be, reasonably believes to be within such person's professional or expert competence.

          5.4  Business Plan.

          (a) Preparation and Approval. Not later than forty-five (45) days prior to the end of the then current Fiscal Year, the Managers shall prepare for the approval of the Board a business plan (the "Business Plan") for the next Fiscal Year. Within sixty (60) days of the date hereof, the Managers shall prepare a Business Plan for the Company for Fiscal

Year 1995. No material changes or departures from any item in an approved Business Plan shall be made by the Managers without the prior approval of the Board. Each Business Plan shall include the following:

               (i) A narrative description of any activities proposed to be undertaken including the physical development of the Project;

               (ii) A projected annual income statement (accrual basis) on a quarter-by-quarter basis for the upcoming Fiscal Year and the subsequent Fiscal Year;

               (iii) A projected balance sheet as of the end of the upcoming Fiscal Year and subsequent Fiscal Year;

               (iv) A capital budget and an operating budget for the Project, including the establishment and amount of working capital, capital improvement, and contingency reserves;

               (v) A schedule of projected operating cash flow (including itemized operating revenues, Project costs, and Project expenses) for such Fiscal Year on a quarter-by-quarter basis, including a schedule of projected operating deficits and capital calls for Additional Capital Contributions, if any;

               (vi) A marketing plan indicating the nature, type, timing and cost of advertising, public relations, complementaries, and promotions contemplated (e.g. print,television, food/beverage, billboard, signage, and other media), contemplated distribution and amounts payable to contractors;

               (vii) A personnel plan indicating executive and key employee staff, organizational charts, employee census, hiring estimates, turnover, payroll, schedule of benefits, and labor relations agreements;

               (viii) An entertainment plan indicating the nature, type and cost of entertainment to be conducted as part of the Project including special events, and to the extent ascertainable, scheduled dates and entertainers;

               (ix) A description of any material proposed construction, capital expenditures, installations including projected dates for commencement and completion of the foregoing;

               (x) A development schedule identifying the projected development periods as well as the times for completion of the various stages of the Project and the costs attributable to each such stage;

               (xi) A narrative description of the proposed investment of any funds of the Company which are (or are expected to become) available for investment;

               (xii) Such other information, plans, maps, descriptions of contracts, or other materials necessary in order to inform the Board of all matters relevant to the development, operation, management, and maintenance of the Project, or to enable the Board to make an informed decision with respect to its approval of such Business Plan or as may be desired by the Board;

               (xiii) A schedule identifying proposed property (real or personal) acquisitions and dispositions with a cost or sales price, as the case may be, in excess of $250,000.00, the aggregate cost of all such acquisitions and the aggregate sales price of all such dispositions; and

               (xiv) A five year strategic plan for the further strategic development, diversification and positioning of the Company so it remains competitive in a dynamic marketplace.

          (b) Implementation of Business Plan by Managers. The Managers shall, subject to the limitations contained herein and the availability of operating revenues and other funds, use all reasonable efforts to conduct the Company's business in material compliance with the then applicable Business Plan.

          5.5  Insurance.

          (a) Coverage. The Chief Executive Officer shall procure and maintain, or cause to be procured and maintained, insurance sufficient to enable the Company to comply with applicable laws, regulations, and contractual requirements (including the requirements of Persons providing financing to the Company), including as a minimum and without limitation, the following:

               (i) Comprehensive general liability insurance in the amounts and upon terms customary for businesses and assets comparable to the Project;

               (ii) With respect to completed improvements, fire and extended coverage insurance (including earthquake coverage), and, whenever construction of any improvement is taking place, builders' risk insurance, in each case, on a replacement cost basis of not less than one hundred percent (100%) of the full replacement cost of such improvements;

               (iii) Worker's compensation insurance as required by law including employer's liability;

               (iv) Fidelity insurance in an amount to protect against losses due to employee dishonesty, theft by a property manager or any other third parties, and mysterious disappearances; an d

               (v) Such additional insurance against other risks of loss to the Project as, from time to time, may be required by any lender making a loan to the Company or which may be required by law.

          The Chief Executive Officer shall furnish the Board, no less frequently than annually, a schedule of such insurance and copies of certificates evidencing the same. All Members must consent to the establishment or modification of any self insurance or deductibles which exposes the Company to uninsured liability. Each Director, Manager and Member shall be named as an additional insured to the Company's comprehensive general liability insurance policies.

          5.6 Unanimous Consent. Notwithstanding anything to the contrary in this Agreement, the Company may take any action contemplated under this Agreement if approved by the unanimous consent of the Members, such consent to be provided in the manner required by Section 13 hereof. Any Manager may
                                      ----------
require response to any request for approval within a specified time period, but not less than ten (10) Business Days, which approval shall be deemed given by a Member upon the expiration of such time period (but only if the applicable request for approval specifically advised such Member that its failure to respond within the specified time period would result in such deemed approval) unless written notice to the requesting Manager has been earlier given indicating such Member's approval or disapproval.

          5.7 Pre-development Matters.

          (a) Entitlements. The Managers shall promptly commence, and with due diligence proceed, to use all reasonable efforts to obtain the issuance or approval of each of the following (collectively, the "Entitlements"), to the extent necessary for the development and construction of the Project, in compliance with all applicable laws: environmental impact reports or negative declarations, master plan/guide changes, Paradise Town specific plan changes, zoning changes, variances, special or conditional use permits, acceptable conditions to variance and to special use permits, all flood control approvals, building permits, F.A.A. and McCarran Airport height approvals and "determinations of no hazard," subdivision or parcel maps, dedications, special assessment districts, and all similar items or arrangements (other than state and local gaming licensure matters). Each Member shall diligently and in good faith cooperate with the Managers in the Managers' efforts to obtain, on behalf of the Company, the Entitlements. The Company shall pay and be solely responsible for any and all costs and expenses ("Entitlements Costs") incurred with respect to the performance of the undertakings described in this subsection (a) above.
- --------------

          (b) Liquor and Gaming Approvals. The Managers shall promptly commence and with due diligence proceed to use all reasonable efforts to obtain, on behalf of the Company, all liquor and gaming licenses and approvals (the "Liquor and Gaming Approvals") necessary for the contemplated use and operation of the Project, including the execution, delivery and processing of all necessary or appropriate applications, agreements, documents and other instruments. Each Member shall diligently and in good faith cooperate with the Managers in the Managers' efforts to obtain, on behalf of the Company, the Liquor and Gaming Approvals. Any and all costs and expenses (including reasonable attorneys' fees and costs) incurred by any Manager or Member in connection with obtaining the Liquor and Gaming Approvals (the "Liquor and Gaming Costs") shall be paid by the Company, except that each Member shall bear the costs and expenses incurred in connection with its obtaining a gaming license and approval in its capacity as a Member in the Company.

          (c) Reimbursement of Shared Costs. As contemplated by that certain Due Diligence and Cost-Sharing Agreement, dated October 13, 1994, by and among the Members and PRMA (the "Cost-Sharing Agreement"), the Chief Financial Officer shall promptly cause the Company to reimburse each Member for any and all "Shared Costs" (as defined in the Cost-Sharing Agreement) that have been borne by such Member upon the Chief Financial Officer's receipt of supporting documentation evidencing that such costs have been paid and calculating such Member's share thereof. All such Shared Costs that have accrued but remain unpaid as of the date hereof shall be assumed and paid by the Company when due.

          (d) Unwind Conditions and Procedures.  At any time during the thirty
(30) day period following May 1, 1995, as such date may be extended from time to time by the Board (the "Outside Date"), either Member, acting through its respective Directors at a meeting of the Board, shall have the unilateral right to cause the dissolution of the Company if all of the following conditions precedent have not been satisfied by such Outside Date:

              (i) The Company shall have received a written loan commitment for construction financing for the Project, in an amount not less than $220,000,000.00, which shall be without recourse to any Member or any Member's assets and secured solely by the assets of the Company, and which shall contain such other terms and conditions acceptable to each Member in each such party's reasonable business judgement.

              (ii) Each Member shall be satisfied, in each such party's reasonable business judgement, that the necessary Liquor and Gaming Approvals and the Entitlements are obtainable by the Company.

          If the Company is not dissolved in accordance with the foregoing during such thirty day period, each Member shall be deemed to have waived its rights under this Section 5.7, and thereafter the Company may be dissolved only
                  -----------
upon the other dissolution events described in Section 12.1.  If the Company is
                                               ------------
dissolved in accordance with this Section 5.7, the business of the Company shall
                                  -----------
be wound up and liquidated, provided that, notwithstanding anything contained in
Section 12.2 to the contrary, the following liquidating distributions and
- ------------
payments shall be made after the payment and discharge of all of the Company's debts and liabilities to creditors: (A) the "MGM Contribution Property" (as defined in the Contribution Agreement) component of the Company's Property shall be distributed solely to MGM, (B) the "Theme Rights" (as defined in the Contribution Agreement) shall be reconveyed and assigned to PRMA-LV, (C) all other components of the Company's Property shall be sold and reduced to cash,
(D) all of the Company's cash (including such cash that are generated by the sales referred to in clause (C) above) shall be distributed solely to PRMA-LV, and (E) MGM shall make a cash payment to PRMA-LV in an amount equal to one half of the difference between (x) $40,000,000, and (y) the aggregate amount of cash distributed to PRMA-LV pursuant to clause (D) above (which cash payment, for income tax purposes only, shall be deemed to have been contributed to the Company and then distributed to PRMA-LV), within fifteen (15) business days after such aggregate amount is determined by the Chief Financial Officer.

          5.8 Agreements Regarding Advent Lease and Related PRMA Loans. Prior to the Close of Escrow (as defined in the Contribution Agreement), the Company will receive an assignment of all of PRMA's right, title and interest in and to the Advent Option Agreement, and will assume all of PRMA's obligations thereunder (excluding, however, PRMA's obligations set forth in Paragraph 2(f) thereof). PRMA has heretofore advanced a loan to Advent, and may hereafter provide certain additional financing to Advent and/or guarantee certain additional third party financing that may be obtained by Advent in connection with the build-out, furnishing and fixturing of the Advent Lease Premises (collectively, the "Advent/PRMA Obligations"). In the event of the termination of the Advent Lease, the Company shall concurrently therewith purchase from PRMA the Advent/PRMA Obligations for a purchase price equal to the PRMA Recoupment Amount, provided that the entire purchase price shall be evidenced by an unsecured promissory note given by the Company in favor of PRMA that shall be repayable solely out of the Company receipts and revenues derived from its ownership, operation and use of the Advent Premises. In the event that PRMA forecloses on its collateral for the Advent/PRMA Obligations, or accepts a deed and assignment in lieu of such foreclosure, the Company shall promptly thereafter purchase PRMA's entire right, title and interest in and to such collateral for a purchase price equal to the PRMA Recoupment Amount, provided that the entire purchase price shall be evidenced by an unsecured promissory note given by the Company in favor of PRMA that shall be repayable solely out of the Company receipts and revenues derived from its ownership, operation and use of the Advent Premises. As used herein, "PRMA Recoupment Amount" shall mean an amount, calculated on an after-tax basis to PRMA (assuming the highest corporate rate of state, if any, and federal taxation), equal to the amount PRMA would have received under the Advent/PRMA Obligations at the time of such termination, foreclosure, or deed and assignment in lieu of foreclosure (as the case may be) if the Advent/PRMA Obligations had been satisfied in full; such amount shall accrue interest at a per annum rate equal to the reference rate announced from time to time by Bank of America, Nevada, which interest shall cumulate and compound monthly until the entire PRMA Recoupment Amount has been repaid in full.



                                   ARTICLE VI

                                INDEMNIFICATION

          6.1 Indemnification: Actions, Suits and Proceedings other than by Company. The Company shall, to the extent of its existing capital, its assets and, if insured for such purposes, its insurance coverage for such purposes, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action, suit or proceeding by or in the right of the Company, by reason of the fact that such person is or was a Director, Manager, Member, employee or agent of the Company, or by reason of the fact that such person at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise, against all expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person in relation to the facts, events and circumstances on which such action, suit or proceeding is based (i) acted in good faith and in a manner that such Person reasonably believed to be in or not opposed to the best interests of the Company and (ii) with respect to a criminal action or proceeding had no reasonable cause to believe that such Person's conduct was unlawful. The Company shall pay for or reimburse the reasonable expenses incurred by a Director, Manager, Member, employee or agent of the Company who is a party to such an action, suit or proceeding in advance of its final disposition if (a) such Person furnishes the Company with a written affirmation of such Person's good faith belief that in relation to the facts, events and circumstances on which such action, suit or proceeding is based such Person satisfied all applicable standards of conduct described in this Agreement, (b) such Person furnishes the Company with a written undertaking, executed personally or on such Person's behalf, to repay in full to the Company all amounts so advanced upon the ultimate determination by a court of competent jurisdiction that in relation to the facts, events and circumstances on which such action, suit or proceeding is based such Person failed to satisfy all applicable standards of conduct described in this Agreement and therefore is not entitled to be indemnified by the Company pursuant hereto and (c) a determination is made by the Board that it knows of no fact or circumstance that would preclude indemnification of such Person under applicable law and this Agreement. The provisions of the immediately-preceding sentence hereof shall not affect any other right to advancement of expenses to which personnel of the Company may be entitled under any contract or otherwise by law. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not and shall not, of itself, create a presumption that in relation to the facts, events and circumstances on which such action, suit or proceeding was or is based (1) such Person did not act in good faith and in a manner that such Person reasonably believed to be in or not opposed to the best interests of the Company or (2) with respect to any criminal action or proceeding, such Person had reasonable cause to believe that such Person's conduct was unlawful.

          6.2 Indemnification: Actions, Suits and Proceedings by Company. The Company may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Director, Manager, Member, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by such Person in connection with the defense or settlement of such action, suit or proceeding if such Person, in relation to the facts, events and circumstances on which such action, suit or proceeding is based, acted in good faith and in a manner in which such Person reasonably believed to be in or not opposed to the best interests of the Company. Notwithstanding the immediately foregoing, the Company shall not provide indemnification for any claim, issue or matter as to which such a Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all of the circumstances of the case such Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          6.3 Indemnifications: Scope and Authorization. To the extent that a Director, Manager, Member, employee or agent of the Company has been successful on the merits or otherwise in the defense of any action, suit or proceeding described in this Article VI, or in the defense of any claim, issue or matter
                  ----------
therein, the Company shall indemnify such Person against all expenses, including attorneys' fees, actually and reasonably incurred in connection with such defense. Any indemnification pursuant to this Article VI, unless ordered by a
                                               ----------
court of competent jurisdiction, shall be made by the Company only as authorized in the specific case upon a determination by the Board that indemnification of the Director, Manager, Member, employee or agent of the Company is proper in the circumstances. Notwithstanding anything to the contrary provided in this Agreement or the Articles of Organization, the Company's indemnity obligations hereunder shall be limited to the Company's capital and assets and insurance existing as of the date on which the Company receives a demand for indemnity. In furtherance of such indemnity obligations, no Member shall be required to contribute any additional capital to the Company or otherwise to fund the Company's indemnity obligations under this Article VI.
                                                                    ----------

          6.4 Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable law, the Company (acting with the approval of its Board) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Director, Manager, Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against such Person and liability and expenses incurred by such Person in such Person's capacity as a Director, Manager, Member, employee or agent, or arising out of such Person's status as such, whether or not the Company has the authority to indemnify such Person against such liability and expenses. The decision of the Company as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to the immediately-preceding sentence hereof and the Company's choice of Person to provide such insurance or other financial arrangement is and shall be conclusive, and such insurance or other financial arrangement is not and shall not be void or voidable and does not and shall not subject any Director, Manager or Member of the Company approving such insurance or other financial arrangement to personal liability for such Person's action, even if such Person approving such insurance or other financial arrangement is a beneficiary of such approved insurance or other financial arrangement.

                                  ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

          7.1 In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 7.2 hereof, and such warranties and representations shall
             -----------
survive the execution of this Agreement.

          7.2 Representations and Warranties. Each Member hereby represents and warrants that:

          (a) Due Incorporation or Formation; Authorization of Agreement. It is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid, and binding obligation of such Member enforceable in accordance with its terms.

          (b) No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, or bylaws of such Member or any of its Affiliates, or any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization or approval under, any indenture, mortgage, lease agreement, or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Member or any of its Affiliates.

          (c) Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery and acceptance by such Member under this Agreement has been completed, made or obtained on or before the effective date of this Agreement. Each Member, at its own cost and expense, shall apply for and obtain any equity licenses necessary to non-restricted gaming by the Company.

          (d) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

          (e) Investment Company Act; Public Utility Holding Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an Interest be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest in the Company be, a "holding company," "an affiliate of a holding company," or a "subsidiary of a holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          (f) Investigation. Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member's acquisition of its Interest is being made for its own account for investment, and not with a view to the sale or distribution thereof.

                                  ARTICLE VIII

                         ACCOUNTING, BOOKS AND RECORDS

          8.1 Accounting, Books and Records. The Company shall maintain at its principal place of business separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles and casino industry guidelines consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. The Company shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its book accordingly. Each Member shall, at its sole expense, have the right, at any time, without notice to any other Member, to examine, copy, and audit the Company's books and records during normal business hours.

          8.2 Reports.

          (a) In General. The Chief Financial Officer shall be responsible for the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants.

          (b) Reports. Within sixty (60) days after the end of each Fiscal Year and within thirty (30) days after the end of each of the first three (3) fiscal quarters, and within twenty (20) days after the end of each calendar month, the Chief Financial Officer shall cause each Member and each Board member to be furnished with a copy of the balance sheet of the Company as of the last day of the applicable period, a statement of income or loss for the Company for such period, and a statement of the Company's cash flow for such period. Annual statements shall also include a statement of the Members' Capital Accounts and changes therein for such Fiscal Year. Annual statements shall be audited by the Company's accountants, and shall be in such form as shall enable the Members to comply with all reporting requirements applicable to either of them or their Affiliates under the Securities Exchange Act of 1934, as amended.

          8.3 Tax Returns; Information. The Chief Financial Officer shall arrange for the preparation and timely filing of all income and other tax returns of the Company. Within sixty (60) days after the end of each Fiscal Year, the Chief Financial Officer shall cause the Company's accountants to prepare and submit to the Board for its review and approval the Company's tax returns. The Chief Financial Officer shall furnish to each Member a copy of each approved return, together with any schedules or other information which each Member may require in connection with such Member's own tax affairs.

          8.4 Special Basis Adjustment. In connection with any Permitted Transfer of a Company interest, the Chief Financial Officer shall cause the Company, at the written request of the transferor or the transferee, on behalf of the Company and at the time and in the manner provided in Regulations Section 1.754-1(b), to make an election to adjust the basis of the Company's property in the manner provided in Sections 734(b) and 743(b) of the Code, and such transferee shall pay all costs incurred by the Company in connection therewith, including, without limitation, reasonable attorneys' and accountants' fees.

          8.5 Tax Matters Member. PRMA-LV is specially authorized and appointed to act as the "Tax Matters Partner" under the Code and in any similar capacity under state or local law.

                                 ARTICLE IX

                             TRANSFERS OF INTERESTS

          9.1 Restrictions on Transfers. Except as expressly permitted or required by this Agreement, no Member shall Transfer all or any portion of its Interest without the unanimous prior written consent of the Members, which consent may be withheld by a Member in its sole and absolute discretion. Any Transfer or attempted Transfer by any Member in violation of the preceding sentence shall be null and void and of no force or effect whatever. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Each Member hereby further agrees to hold the Company and each Member wholly and completely harmless from any cost, liability, or damage (including liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement.

          9.2  Permitted Transfers.

          (a) General. Subject to the conditions and restrictions set forth in this Section 9.2, a Member shall have the right to Transfer all (but not less
     -----------
than all) of its Interest by means of a Permitted Transfer.

          (b)  Definition of Permitted Transfer; Permitted Transferees.

              (i) A "Permitted Transfer" is any Transfer by a Member of all of its Interest to a Permitted Transferee, provided that such Transfer otherwise complies with the conditions and restrictions of this Section 9.2.
                                                      -----------

              (ii) A "Permitted Transferee" of a Member is any Person who is sole shareholder of such Member, or a wholly owned subsidiary of such Member, or any Person approved as a Permitted Transferee by the unanimous consent of the Members.

          (c) Conditions to Permitted Transfers. A Transfer otherwise permitted under this Section 9.2 shall not be a Permitted Transfer and any attempted
           -----------
Transfer of a Member's Interest to a Permitted Transferee shall be null and void and of no force or effect whatever unless and until the following conditions are satisfied:

              (i) The transferor and transferee shall execute such documents and instruments of conveyance and assumption as may be necessary or appropriate in the opinion of counsel to the Company and counsel to the non-transferring Member to effect such Transfer and to confirm the Permitted Transferee's agreement to be bound by the provisions of this Article IX and assumption of all obligations of the
                   ----------
transferor Member with respect to the Interest being transferred.

              (ii) The Company shall receive, prior to such Transfer, an opinion of counsel satisfactory to the Company and the non-transferring Member confirming that such Transfer will not terminate the Company for federal income tax purposes.

              (iii) The transferor and transferee shall furnish the Company and the non-transferring Member with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

              (iv) The Transfer and Permitted Transferee have been approved by the Nevada Gaming Commission to the extent such approval is required under applicable law or regulations.

              (v) A Member making a Permitted Transfer and the Permitted Transferee shall pay all reasonable costs and expenses incurred by the Company in connection with such Transfer.

              (vi) A Member making a Permitted Transfer to a Permitted Transferee that is a wholly owned Affiliate shall guarantee for the benefit of the Company and the other Member all of such Permitted Transferee's contractual undertakings hereunder pursuant to a guaranty in form reasonably satisfactory to such other Member.

          (d) Admission of Permitted Transferee as a Member. A Permitted Transferee of an Interest shall be admitted as a Member in the Company only upon the unanimous written consent of the Members. The rights of a Permitted Transferee who is not admitted as a Member shall be limited to the right to receive allocations and distributions from the Company with respect to the Interest transferred, as provided by this Agreement. The transferor of such Interest shall not be a Member with respect to such Interest, and, without limiting the foregoing, shall not have the right to inspect the Company's books, act for or bind the Company, or otherwise interfere in its operations unless and until it is admitted as a Member in accordance with this Agreement.

          (e) Effect of Permitted Transfer on Company. The Members intend that the Permitted Transfer of an interest in the Company shall not cause the dissolution of the Company.

          9.3 Distribution Among Members. Upon the occurrence of a Permitted Transfer of an Interest during any Fiscal Year, Profits, Losses, each item thereof, and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Chief Financial Officer. All distributions on or before the date of a Permitted Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize a Permitted Transfer upon the Chief Financial Officer's receipt of written notice stating the date such Interest was transferred and such other information as the Chief Financial Officer may reasonably require. The Chief Financial Officer and the Company shall incur no liability for making allocations and distributions in accordance with the provisions of this Section 9.3, whether or not the Chief Financial
                            -----------
Officer or the Company has knowledge of any Transfer of ownership of any interest in the Company.

                                   ARTICLE X

                       WITHDRAWALS; ACTION FOR PARTITION

          10.1 Waiver of Partition. No Member shall, either directly or indirectly, take any action to require partition of any Company property, and notwithstanding any provisions of applicable law to the contrary, each Member hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to its Company interest, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

          10.2 Covenant Not to Withdraw or Dissolve. Each Member hereby covenants and agrees that the Members have entered into this Agreement based on their mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause a Bankruptcy of such Member, (c) withdraw or attempt to withdraw from the Company,
(d) exercise any power under the Act to dissolve the Company, (e) Transfer all or any portion of its interest in the Company (other than to a Permitted Transferee), (f) petition for judicial dissolution of the Company, or (g) demand a return of such Member's contributions or profits (or a bond or other security for the return of such contributions or profits) without the unanimous consent of the Members, or except as otherwise specifically allowed under this Agreement.

                                 ARTICLE XI

                                    BUY-SELL

          11.1 Buy-Sell Offering Notice. Either Member may exercise its rights under this Article XI at the following times: (a) prior to the Deadlock
           ----------
Resolution Flip Date, at any time after a deadlock over a Buy-Sell Major Decision that is not resolved within thirty (30) days after the Board meeting at which the same is voted upon, and (b) after the Deadlock Resolution Flip Date, at any time during the Term as a Member shall desire to exercise such rights in its sole and absolute discretion. At any time during the Term, either Member (the "Initiating Member") may give written notice (the "Offering Notice") to the other (the "Responding Member") of its intent to purchase all, but not less than all, of the Responding Member's Interest. In such event, the provisions set forth in this Article XI shall apply. The Initiating Member shall specify in
              ----------
its Offering Notice the all cash purchase price ("Purchase Price") at which the Initiating Member would be willing to purchase all of the Responding Member's Interest as of the date the Offering Notice is given ("Date of Value"). Once given, an Offering Notice may not be revoked or withdrawn by an Initiating Member without the written consent of the Responding Member, which consent may be withheld in its sole and absolute discretion.

          11.2 Exercise of Buy-Sell. Upon receipt of the Offering Notice, the Responding Member shall then be obligated either:

          (a) To sell to the Initiating Member its Interest for the Purchase Price; or

          (b) To purchase the Interest of the Initiating Member for the Purchase Price.

The Responding Member shall notify the Initiating Member of its election within thirty (30) days after the Date of Value. Failure to give notice within the required time period shall be deemed an election to sell. For purposes of this
Section 11 the term "Purchasing Member" shall mean the Member who is obligated
- ----------
to purchase the other Member's Interest pursuant to either Section 11.2(a) or
                                                           ---------------
Section 11.2(b) (whether such Member is the Initiating Member or the Responding
- ---------------
Member) and the term "Selling Member" shall mean the Member who is obligated to sell its Interest to the Purchasing Member.

          11.3 Closing.

          (a) The Members shall meet and exchange documents and pay any amounts due, and otherwise do all things necessary to conclude the transaction set forth herein at the closing of such purchase (the "Closing"). The Closing shall occur at the office of the Purchasing Member's legal counsel at 9:00 a.m., on the first Wednesday after the ninetieth (90th) day after the Date of Value unless that day is a national or state holiday and, in that event, on the next business day. At the Closing, the Selling Member shall deliver to the Purchasing Member a duly executed assignment of its Interest and all Repayment Rights (as defined), if any, and shall also, upon the request of the Purchasing Member, concurrently therewith (or at any time and from time to time thereafter) execute and deliver such other documents and records as the Purchasing Member determines are reasonably necessary or desirable to conclude the Closing and to otherwise allow the Purchasing Member to complete the Project or otherwise develop, use, sell, rent or dispose of the Property. The Purchasing Member shall deliver to the Selling Member cash for the full amount of the Purchase Price, and shall also, upon the request of the Selling Member, concurrently therewith (or at any time and from time to time thereafter) execute and deliver such other documents and records as the Selling Member determines are reasonably necessary or desirable to conclude the Closing. Further, on the Closing, the Selling Member and/or its Affiliates shall be released from its liability under any third party loans to the Company and any guarantees made in connection therewith. If a Company creditor refuses to so release the Selling Member and/or its Affiliates, the Purchasing Member shall indemnify the Selling Member and/or its Affiliates from liability under such loans and guarantees. In addition, any and all outstanding loans, fees and reimbursements owed by the Company or the Purchasing Member to the Selling Member or any of its Affiliates ("Repayment Rights") shall be satisfied in full by the Purchasing Member out of its own funds at Closing, and the satisfaction of all Repayment Rights, if any, shall be a condition precedent to the Selling Member's obligation to close hereunder. Without limitation on the foregoing, if PRMA-LV is the Selling Member, upon the Closing the Purchasing Member shall purchase the Advent/PRMA Obligations from PRMA, for an all cash purchase equal to the outstanding balance thereof (together with all accrued and unpaid interest and all other documents due thereunder), and PRMA shall be released from its liability under any and all guarantees and loan documents relating thereto (and if any party refuses to so release PRMA, the Purchasing Member shall indemnify PRMA from liability under such guarantees and loan documents). If the Selling Member's Interest is subject to any lien, claim or encumbrance, the same shall constitute a default and the Purchasing Member may elect (a) to cause the purchase price (or a portion thereof) to be applied to discharge such lien, claim or encumbrance, (b) to take the Interest subject to such lien, claim or encumbrance and to reduce the purchase price otherwise payable to the Purchasing Member to the Selling Member by the amount of such lien, claim or encumbrance, or (c) to terminate the buy-sell proceedings under this Article XI
                                                                     ----------
because of the existence of such lien, claim or encumbrance and in such event pursue any and all remedies available at law and equity. Notwithstanding anything in this Agreement to the contrary, (i) the Purchasing Member shall be entitled to designate any Affiliate or third party to be the transferee of such interest or obtain financing from any third party with respect to such purchase, provided that the foregoing shall not delay the closing of any such transaction and (ii) the Selling Member's appointments to the Board shall be automatically terminated effective as of the Closing. The reasonable costs of the Closing shall be divided equally between the Selling Member and the Purchasing Member, provided that each such Member shall bear its own attorneys' fees and costs.

          (b) If for any reason the Purchasing Member fails to close as aforesaid, in addition to any other remedies available under this Agreement or at law or in equity by reason thereof, the Selling Member shall have the right, exercisable by written notice to the Purchasing Member given within thirty (30) days of the date set for the Closing, to purchase under this Section 11.3 the
                                                             ------------
Interest of the Purchasing Member. If the Selling Member exercises such option, the Purchase Price used for the purposes of this Section 11.3 shall be ninety
                                                 ------------
percent (90%) of the Purchase Price then established by the Offering Notice previously given.

          (c) The Members acknowledge and agree that each Member's Interest is extraordinary and unique, and the provisions of this Article XI shall be
                                                     ----------
specifically enforceable.

          11.4 Tax Returns. The Company's accountants shall deliver to the Members prepared as of the date of Closing, all necessary state and federal tax returns. The Purchasing Member shall execute (on behalf of the Company) and file all such state and federal tax returns. The Selling Member shall continue, after the Closing, to have access during normal business hours, to the books and records of the Company to the extent reasonably necessary in connection with the preparation, review or audit of the Selling Member's state and federal returns.

                                  ARTICLE XII

                           DISSOLUTION AND WINDING UP

          12.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following ("Liquidating Events"):

          (a) The thirtieth (30th) anniversary of the date of the filing of the Articles of Organization;

          (b)  The sale of all or substantially all of the Property;

          (c) The unanimous written agreement of all Members to dissolve, wind up, and liquidate the Company;

          (d) The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates a Member's continued membership in the Company, unless the business of the Company is continued by the remaining Member under a right to do so stated in the Articles of Organization;

          (e)  The election of a Member made in accordance with Section 5.7; and
                                                                -----------

          (f) The happening of any other event that makes it unlawful or impossible to carry on the business of the Company.

          The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation.

          12.2 Winding Up. Unless the business of the Company is continued pursuant to Section 12.1, the provisions of this Section 12.2 shall apply upon
            ------------                         ------------
the occurrence of a Liquidating Event (except as provided in Section 5.7 above).
                                                             -----------
The Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Company's business and affairs. To the extent consistent with this Article XII, all covenants and
                                                 -----------
obligations in this Agreement (including those relating to the control, management and operation of the Company) shall continue in full force and effect until such time as the Property has been distributed pursuant to this Section
                                                                      -------
12.2 and the Company has terminated.  The Chief Executive Officer shall be
- ----
responsible for overseeing the winding up and liquidation of the Company, shall take full account of the Company's liabilities and Property, shall cause the Property to be liquidated as promptly as is consistent with obtaining the fair market value thereof. The Chief Executive Officer shall apply and distribute as soon as practicable all Net Cash Flow and all other Company cash on hand in the following order of priority, unless otherwise required by applicable law:

          (a) First, to the payment and discharge of all of the Company's debts and liabilities to creditors, in the order of priority as provided by law, except to the Members in respect of their respective Percentage Interests; and

          (b) The balance, if any, to the Members in accordance with their respective Percentage Interests.

          The Managers shall not receive any additional compensation for any services performed pursuant to this Section 12. Each Member understands and
                                    ----------
agrees that by accepting the provisions of this Section 12.2 setting forth the
                                                ------------
priority of the distribution of the assets of the Company to be made upon its liquidation, such Member expressly waives any right which it, as a creditor of the Company, might otherwise have under the Act to receive distributions of assets pari passu with the other creditors of the Company in connection with a
       ---- -----
distribution of assets of the Company in satisfaction of any liability of the Company, and hereby subordinates to said creditors any such right.

          In the discretion of the Chief Executive Officer, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to
Section 12.2(b) hereof may be:
- ---------------

          (a) distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Chief Executive Officer, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 12.2 hereof;
                                                           ------------
or

          (b) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) provided that such withheld amounts shall be distributed to the Members as soon as practicable.

          12.3 Deemed Distribution and Recontribution. Notwithstanding any other provisions of this Section 12, in the event the Company is liquidated
                         ----------
within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no
                                                            -
Liquidating Event has occurred, the Property shall not be liquidated, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, the Company shall be deemed to have distributed the Property in kind to the Members, who shall be deemed to have assumed and taken subject to all Company liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Members shall be deemed to have recontributed the Property in kind to the Company, which shall be deemed to have assumed and taken subject to all such liabilities.

          12.4 Rights of Members. Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (b) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations.

          12.5 Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 12.1 hereof, result
                                                     ------------
in a dissolution of the Company, the Chief Executive Officer shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Chief Executive Officer), and
(b) comply, in a timely manner, with all filing and notice requirements under the Act, the Gaming Act, or any other applicable law.

          12.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

                                  ARTICLE XIII

                                 MISCELLANEOUS

          13.1 Notices. Notices may be delivered either by private messenger service, by mail, or facsimile transmission. Any notice or document required or permitted hereunder to a Member shall be in writing and shall be deemed to be given on the date received by the Member; provided, however, that all notices and documents mailed to a Member in the United States Mail, postage prepaid, certified mail, return receipt requested, addressed to the Member at its respective address as shown in the records of the Company, shall be deemed to have been received five (5) days after mailing and provided further, that the sender of any such notice or document by facsimile transmission shall bear the burden of proof as to proper transmission and date of transmission of such facsimile. The address and the telecopier number of each of the Members shall for all purposes be as set forth at Section 2.1 hereof unless otherwise changed
                                    -----------
by the applicable Member by notice to the other as provided herein.

          13.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

          13.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

          13.4 Time. Time is of the essence in the performance of each and every obligation herein imposed.

          13.5 Titles and Captions. Section, and paragraph titles and captions contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

          13.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

          13.7 Incorporation by Reference. The Glossary of Defined Terms and every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference.

          13.8 Further Assurance. Each Member agrees to perform all further acts and execute, acknowledge, and deliver any documents which are or may become necessary, appropriate, or desirable to effectuate and to carry on the business contemplated by this Agreement.

          13.9 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person(s) may require.

          13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

          13.11 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

          13.12 Loans. Any Member may, with the approval of the Board or as otherwise provided by this Agreement, lend or advance money to the Company. If any Member shall make any loan or loans to the Company, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. Except as otherwise provided herein, no Member shall be obligated to make any loan or advance to the Company.

          13.13 No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever. Without limiting the generality of the foregoing, as to any third party, a deficit capital account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.

          13.14 Estoppel Certificates. Upon the written request of a Member, the other Member shall, within fifteen (15) days of its receipt of such request, execute and deliver a written statement certifying: (a) that this Agreement is unmodified and in full force and effect (or, if modified, that this Agreement is in full force and effect as modified and, stating any and all modifications),
(b) that such Member is not in default hereunder and, to its actual knowledge, the requesting Member is not in default hereunder, in each case except as specified in such statement and, (c) that to its actual knowledge, no event has occurred which with the passage of time or the giving of notice, or both, would ripen into a default hereunder, except as specified in such statement.

          13.15 Usury. If any return, interest payment, or other charge payable under this Agreement shall at any time exceed the maximum amount chargeable by applicable law, then the applicable rate of return or interest shall be the maximum rate permitted by applicable law.

          13.16 Certain Terminology. Whenever the words "including", "include" or "includes" are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words "but [is] not limited to" immediately followed the same.

          13.17 Business Days. Any reference in this Agreement to "business days" shall mean all calendar days except Saturday, Sundays, and Nevada or federal legal holidays.

          13.18 Proposing and Adopting Amendments.  Amendments to this
Agreement or the Articles of Organization may be proposed by any Director by his or her submitting to the Board a verbatim statement of the proposed amendment, and such Director shall include in any such submission a recommendation as to the proposed amendment. A proposed amendment shall be adopted and be effective as an amendment hereto or to the Articles of Organization, as the case may be, upon the approval of the Board.

          IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day first above set forth.

MGM Grand, Inc.,                       PRMA Las Vegas, Inc.,
a Delaware corporation                 a Nevada corporation



By: /s/ Robert R. Maxey                By: /s/ Gary Primm
    ---------------------------------      -----------------------------

Its: President/CEO                     Its:
     ---------------------------------      -----------------------------

Accepted and Agreed to as to
Section 5.8.
- -----------


PRIMADONNA RESORTS, INC.,
a Nevada corporation


By: /s/ Gary Primm
   ----------------------------------

Its:
    ---------------------------------

                           GLOSSARY OF DEFINED TERMS

         (a) "Act" means Chapter 86 of the Nevada Revised Statutes, as amended from time to time (or any corresponding provisions of succeeding law).

         (b) "Additional Capital Contribution" is defined in Section 2.4.
                                                             -----------

         (c) "Adjusted Capital Account Deficit" means, the deficit balance, if any, in a Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

             (i) credit to such Capital Account any amount which such Member is obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) or 1.704-2(i)(5); and

             (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of
the Treasury Regulations.

         (d) "Advent" means The Advent Group, LLC, a Nevada limited-liability company.

         (e) "Advent Lease" means the lease to be executed by and between the Company and Advent subject to the conditions and pursuant to the terms set forth in the Advent Option Agreement.

         (f) "Advent Leased Premises" means the premises covered by the Advent Lease from time to time.

         (g) "Advent Option Agreement" means that certain Option Agreement, dated as of December 15, 1994, by and between PRMA and Advent.

         (h) "Advent/PRMA Obligations" is defined in Section 5.8.
                                                     -----------

         (i) "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. In no event, however, shall the term "Affiliate" refer to the Company. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

         (j) "Agreement" means this operating agreement of the Company, as amended from time to time. Words such as "herein", "hereinafter", "hereof", "hereto", and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

         (k) "Articles of Organization" means the articles of organization filed with the Nevada Secretary of State for the purpose of forming the Company pursuant to the Act, as amended from time to time in accordance with this Agreement and the Act.

         (l) "Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

         (m) "Board" is defined in Section 5.1.
                                   -----------

         (n) "Business Day" is defined in Section 13.17.
                                          -------------

         (o) "Business Plan" is defined in Section 5.5.
                                           -----------

         (p) Buy-Sell Major Decision" is defined in Section 5.1(c).
                                                    --------------

         (q) "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

             (i) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any Company liabilities
   -----------    -----------
assumed by such Member or which are secured by any Property distributed to such Member.

             (ii) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any
                      -----------    -----------
liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

             (iii) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

             (iv) In determining the amount of any liability for purposes of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

         The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Chief Executive Officer shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Chief Executive Officer may make such modification, provided that is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 12 hereof
                                                              ----------
upon the dissolution of the Company. The Chief Executive Officer also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any
                                                      -
appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

         (r) "Capital Contributions" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Company interest held by such Member pursuant to the terms of this Agreement.

         (s) "Chief Executive Officer" is defined in Section 5.2.
                                                     -----------

         (t) "Chief Financial Officer" is defined in Section 5.2.
                                                     -----------

         (u) "Closing" is defined in Section 11.3.
                                     ------------

         (v) "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law.)

         (w) "Company" means the limited liability company formed by this Agreement and the company continuing the business of this Company in the event of dissolution as herein provided.

         (x) "Company Minimum Gain" has the meaning or "partnership minimum gain" set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

         (y) Contribution Agreement" means that certain agreement being executed and delivered concurrently herewith, by and among the Members and PRMA, providing for the terms and conditions upon which the initial Capital Contributions will be made.

         (z)  "Date of Value" is defined in Section 11.1.
                                           ------------

         (aa) "Deadlock Resolution Flip Date" is defined in Section 5.1(d).
                                                            ---------------

         (ab) "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Chief Financial Officer.

         (ac) "Directors" is defined in Section 5.1.
                                        -----------

         (ad) "Fiscal Year" means (i) the period commencing on the effective date of this Agreement and ending on December 31st, (ii) any subsequent twelve
(12) month period commencing on January 1st and ending on December 31st, or
(iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article III hereof.
                              -----------

         (ae) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

              (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members;

              (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Chief Financial Officer, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the
                                   ----------
distribution by the Company to a Member of more than a de minimis amount of
                                                       ----------
Property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and
            -
(b) above shall be made only if the Chief Financial Officer reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

              (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Chief Financial Officer, provided that if the distributee is the Chief Financial Officer, the determination of the fair market value of the distributed asset shall require the consent of a majority of the other Members; and

              (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subsections (vi) in the
                                                  -      ----------------
definition of "Profits" and "Losses" below and Section 3.3(e) hereof; provided,
                                               --------------
however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent the Chief Financial Officer reasonably determines that an adjustment pursuant to subsection (ii) of this definition is necessary or
                          ---------------
appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).
                            ---------------

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections(i),(ii), or (iv) of this definition of Gross Asset
            ----------------------------
Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         (af) "Initiating Member" is defined in Section 11.1.
                                                ------------

         (ag) "Interest" shall mean the entire interest of a Member in the Company, including all of such Member's rights, powers and privileges under this Agreement and the Act.

         (ah) "Liquidating Event" is defined in Section 12.1.
                                                ------------

         (ai) "Major Decisions" is defined in Section 5.1.
                                              -----------

         (aj) "Managers" means the managers of the Company elected pursuant to
Section 5.2.
- -----------

         (ak) "Member Nonrecourse Debt" has the meaning of "partner nonrecourse debt" set forth in Section 1.704-2(b)(4) of the Regulations.

         (al) "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

         (am) "Member Nonrecourse Deductions" has the meaning of "partner nonrecourse deductions" set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

         (an) "Members" means those entities executing this Agreement as Members.

         (ao) "Net Cash Flow" means with respect to any period, the excess, if
                                                                    ------
any, of (a) all cash revenues and funds received by the Company from any and all sources during such period, including reductions of Company reserves established in accordance with this Agreement, but excluding security deposit and other refundable deposits unless and until earned or applied, over (b) the sum
                                                        ----
(without duplication) of all operating or other cash expenditures of the Company paid during such period, plus all payments of principal, interest, fees and related costs with respect to Company indebtedness made during such period, plus all additions to Company reserves established in accordance with this Agreement. "Net Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar non-cash allowances.

         (ap) "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

         (aq) "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

         (ar) "Percentage Interest" means, with respect to any Member, the percentage interest set forth opposite such Member's name in Section 2.1. In
                                                             -----------
the event any Company interest is transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of his transferor to the extent it relates to the transferred interest.

         (as) "Permitted Transfer" is defined in Section 9.2(b)(i) hereof.
                                                 -----------------

         (at) "Permitted Transferee" is defined in Section 9.2(b)(ii) hereof.
                                                   ------------------

         (au) "Person" means any individual, company (general or limited), limited liability company, corporation, trust, or other entity.

         (av) "PRMA Recoupment Amount"  is defined in Section 5.8.
                                                      -----------

         (aw) "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

              (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

              (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

              (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or (iii) of the definition of Gross Asset
                     ---------------    -----
Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

              (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

              (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

              (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account
                                                  -  -
in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

              (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 3.3 and 3.4 hereof
                                                --------------------
shall not be taken into account in computing Profits or Losses.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and 3.4 hereof
                                                --------------------
shall be determined by applying rules analogous to those set forth in subsection
                                                                      ----------
(i) through (vi) of this definition above.
- ---         ----

         (ax) "Project" means the real property, development and business activities described on Exhibit "A" attached hereto and incorporated by
                        -----------
reference herein.

         (ay) "Property" means all real and personal property owned by the Company from time to time, and shall include both tangible and intangible property.

         (az) "Purchase Price" is defined in Section 11.1.
                                             ------------

         (ba) "Purchasing Member" is defined in Section 11.2.
                                                ------------

         (bb) "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         (bc) "Regulatory Allocations" has the meaning set forth in Section 3.4
                                                                    -----------
hereof.

         (bd) "Related Person" is defined in Section 1.8.
                                             -----------

         (be) "Repayment Rights" is defined in Section 11.3.
                                               ------------

         (bf) "Responding Member is defined in Section 11.1.
                                               ------------

         (bg) "Selling Member" is defined in Section 11.2.
                                             ------------

         (bh) "Tax Liability Shortfall Amount" is defined in Section 4.3.
                                                             -----------

         (bi) "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, other disposition or hypothecation, and, as a verb, voluntarily or involuntarily to transfer, sell, otherwise dispose of or hypothecate. The term Transfer shall also include any voluntary or involuntary transfer, sale, other disposition or hypothecation of any kind, or any other transaction regardless of its form or structure, whereby MGM's or PRMA-LV's, as the case may be, Interest ceases to be a 50% interest in the Company.

                                  Exhibit "A"

                            DESCRIPTION OF PROJECT
                            ----------------------


         An approximately 2000 room casino-hotel at the intersection of Tropicana Avenue and Las Vegas Boulevard South.








                                  Exhibit A-1